                                                        Exhibit 99


                     PRESS RELEASE ISSUED JUNE 12, 1998



FOR IMMEDIATE RELEASE            For additional information contact:
                                 Michael J. Gasser
                                 Chairman and Chief Executive Officer
                                 (740) 549-6000


                           GREIF BROS. CORPORATION
                       ANNOUNCES SECOND QUARTER RESULTS,
                     DECLARES QUARTERLY CASH DIVIDEND AND
            ANNOUNCES RESTRUCTURING RESERVE AND PLANT CONSOLIDATIONS


DELAWARE, Ohio -- (June 12, 1998) Greif Bros. Corporation (Nasdaq: GBCOA; GBCOB) today announced results for the six months ended April 30, 1998.
Net sales totaled $360,966,000 for the first half of fiscal 1998 versus $304,899,000 for the same period last year. Net income increased to $22,208,000 for the six months ended April 30, 1998, compared to $8,065,000 a year ago.

Michael J. Gasser, Chairman and CEO, stated, "We have been able to capitalize on the initiatives that we started a year ago, coupled with our operating strength and improvement in the containerboard market. All of these factors have enabled us to positively affect our first six months' results."

The Board of Directors declared quarterly cash dividends on both classes of the Company's common stock. The dividends, $0.12 per share for Class A Common Stock and $0.18 per share for Class B Common Stock, are payable on July 1, 1998 to stockholders of record as of June 22, 1998.

The Company recently completed a study concerning consolidation of operations in order to optimize operating efficiencies and capabilities. This included a review of facilities resulting from the recent acquisition of the industrial container business of Sonoco Products Company (NYSE:SON) as well as a number of other fibre, steel, plastic and corrugated plants.

The Company has formulated a plan to consolidate 18 plants and will recognize a restructuring charge of approximately $27,500,000 in the third quarter of fiscal 1998. This reserve will primarily include employee separation costs as well as other anticipated plant closing costs. Management believes, upon completion of the consolidation, positive contributions to earnings from these actions could approximate an amount equal to the restructuring charge on an annualized basis. These contributions are expected to begin in the latter part of fiscal year 1998; however, the most significant impact will be realized in fiscal year 1999 when the plan is fully implemented. As part of this consolidation program the Company will be divesting excess facilities and proceeds will be recognized at the time of disposition. As a first step in this consolidation process, the Company announced the closure of one of its facilities in Charlotte, North Carolina, one of its facilities in Atlanta, Georgia and the closure of the Company's Carteret, New Jersey facility.

Michael J. Gasser also stated, "Combining plants will allow Greif Bros. Corporation to be more efficient in delivering to customers the most innovative and cost effective packaging to meet their needs."

Statements made in this release which state the Company's or management's intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained in the Company's SEC filings, including but not limited to the Company's report on Form 10-K and Annual Report for the year ended October 31, 1997.

Greif Bros. Corporation manufactures and markets a broad variety of superior quality industrial packaging and components including steel drums, fibre drums, plastic drums and multiwall bags. The Company is integrated, from its timberlands to corrugated sheet and box operations, including both virgin and recycled paper mills. With operations in the United States, Canada and Mexico, Greif Bros. provides innovative products, services and solutions to meet the ever changing needs of its customers.

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
                            GREIF BROS. CORPORATION
                             FINANCIAL HIGHLIGHTS
               (Dollars in thousands, except per share amounts)


                    Three months ended April 30,  Six Months Ended April 30,
                         1998          1997          1998          1997
Net Sales              $191,269      $152,529      $360,966      $304,899
Other income:
  Gain on timber sales    3,382         2,058         6,169         3,597
  Interest and other      2,316         4,649         4,826         7,116
     Total              196,967       159,236       371,961       315,612

Costs and expenses:
  Cost of products sold 153,632       134,921       291,809       266,250
  Selling, general and
   administrative        21,272        17,812        41,596        35,024
  Interest                2,201           923         3,431         1,673
     Total              177,105       153,656       336,836       302,947

Income before income
 taxes                   19,862         5,580        35,125        12,665
Taxes on income           7,270         2,000        12,917         4,600
     Net income        $ 12,592      $  3,580      $ 22,208      $  8,065

Average Shares (Basic):
Class A Common Stock 10,904,755    10,873,172    10,903,359    10,873,172
Class B Common Stock 12,001,793    12,001,793    12,001,793    12,001,793

Average Shares (Diluted):
Class A Common Stock 10,977,776    10,886,060    10,967,744    10,886,060
Class B Common Stock 12,001,793    12,001,793    12,001,793    12,001,793

Net Income Per Share
(Basic and Diluted):
Class A Common Stock      $0.52         $0.12         $0.91         $0.26
Class B Common Stock      $0.58         $0.18         $1.02         $0.43

                              April 30, 1998        October 31, 1997
Total Assets                      $829,497              $550,089

Total Shareholders' Equity        $412,668              $400,138